Exhibit 99.1

Clinical Data, Inc. Reports Second Quarter Fiscal Year 2011 Operational and Financial Results

- Preparations Ongoing for Anticipated Launch of Vilazodone with Continued Focus on Phase III Trials of Stedivaze -

NEWTON, Mass.--(BUSINESS WIRE)--November 9, 2010--Clinical Data, Inc. (NASDAQ: CLDA) today announced operational and financial results for the second quarter ended September 30, 2010. The Company confirmed that its commercial preparations for the launch of vilazodone, if approved for the treatment of depression, are accelerating as the decision date assigned under the Prescription Drug User Fee Act (PDUFA) of January 22, 2011 rapidly approaches. Phase III development of Stedivaze, the Company’s coronary vasodilator for use in nuclear-SPECT myocardial perfusion imaging, is also advancing with plans to initiate a second Phase III trial in early calendar year 2011.

“As expected, our commercial preparation activities for vilazodone are intensifying as we draw closer to the PDUFA date,” said Drew Fromkin, Clinical Data’s President and Chief Executive Officer. “We are confident that, upon approval, we will be ready to execute an aggressive and targeted commercial launch plan for vilazodone. We are also driving the first of our two Phase III efficacy trials for Stedivaze ahead, with the second Phase III study to begin early next calendar year. In addition, we are pleased to have received Orphan Drug Designation from the FDA for our Phase II compound, PRX-8066, a selective serotonin 5-HT2B receptor antagonist for pulmonary arterial hypertension, and that our early stage therapeutics pipeline is steadily progressing toward the clinic.”

Second Quarter Fiscal 2011 and Recent Highlights

  Obtained Orphan Drug Designation from the U.S. Food and Drug Administration (FDA) for PRX-8066, a selective serotonin 2B (5-HT2B) receptor antagonist, in Phase II development pulmonary arterial hypertension (PAH)
  Presented data at the American Society of Nuclear Cardiology 2010 meeting that was also published as abstracts in the Journal of Nuclear Cardiology, supporting the potential advantage of Stedivaze for use in patients with asthma and chronic obstructive pulmonary disease (COPD), which together account for approximately 10 percent of the 7.6 million MPI tests performed annually
  Launched three new FAMILION® genetic tests and enhanced several other tests for diagnosing cardiac conditions and identifying family members who may be at risk
  Increased gross revenue 17% to $4.3 million, when compared to the same period last year
  Received two grants totaling nearly $500,000 under the Qualifying Therapeutic Discovery Project for research and development efforts related to vilazodone and Stedivaze

“Our financial performance this past quarter reflects our ongoing discipline in marshalling and focusing our resources on our late-stage assets by advancing commercial preparations for vilazodone and continuing to enroll patients in our Phase III, ASPECT 1 trial for Stedivaze,” added Mr. Fromkin. “As always, we are opportunistic in our approach to building and leveraging our therapeutic pipeline assets, while maintaining sufficient capital to meet our corporate goals and build shareholder value.”

Financial Results for the Three Months Ended September 30, 2010

Gross revenue for the three months ended September 30, 2010 increased 17% to $4.3 million from $3.7 million compared to the same period a year ago. PGxHealth’s FAMILION test revenue increased $0.6 million, or 17%, from the same period in the prior year. The increase in gross revenue was partially offset by an increase in contractual allowances of $0.2 million, which grew from 18% to 22% of gross genetic testing revenues when compared to the same period a year ago. The increase in contractual allowances was due to a greater number of in-network contracts and resulting in-network covered lives. In-network coverage leads to more predictable coverage for patients and generally results in lower out-of-pocket costs for patients.

Gross margins increased to 62% up from 47% for the same period last year as a result of the realization of benefits from infrastructure enhancements, growing test adoption, and disciplined management of the genetic testing business.

Recently, the Company announced the launch of three new FAMILION genetic tests for diagnosing heart diseases, as well as enhancements to several other cardiac tests. The first test launched was for electrical heart diseases for use by Medical Examiners or other licensed physicians for autopsy-negative cases of sudden unexplained death and sudden infant death syndrome (SIDS). In addition, two tests were introduced to diagnose Left Ventricular Noncompaction Cardiomyopathy (LVNC), and test for long deletions and duplications in Long QT Syndrome (LQTS). The Company also enhanced its existing tests for LQTS, Catecholaminergic Polymorphic Ventricular Tachycardia, and Dilated Cardiomyopathy. With these advances, Clinical Data’s PGxHealth division continues to lead the industry with the most comprehensive menu of genetic tests to diagnose or confirm familial heart diseases.

Research and development expenses for the three months ended September 30, 2010 were $9.7 million, up $0.7 million when compared to the same period last year. This increase is primarily attributable to the commercialization efforts for vilazodone in anticipation of FDA approval in early 2011, and the ongoing ASPECT 1 trial for Stedivaze.

Sales and marketing expenses decreased $0.7 million, or 36%, to $1.3 million for the three months ended September 30, 2010, down from $2.0 million for the three months ended September 30, 2009. The decrease was largely the result of a reduction in sales force year-over-year.

General and administrative expenses for the three months ended September 30, 2010 were $5.9 million, up $0.6 million when compared to the same period in 2009.

Cash and cash equivalents at September 30, 2010 were $47.0 million.

Financial Results for the Six Months Ended September 30, 2010

Gross revenue for the six months ended September 30, 2010 increased 35% to $10.5 million from $7.8 million compared to the same period a year ago. This was, in part, driven by the one-time $2.0 million milestone payment from Santen Pharmaceutical Co., Ltd. for the exclusive license to develop ATL313 as a topical treatment for glaucoma. PGxHealth’s FAMILION test revenue increased $0.9 million, or 12%, from the same period in the prior year. The increase in gross revenue was partially offset by an increase in contractual allowances of $0.6 million, which grew from 14% to 20% of gross genetic testing revenues when compared to the same period a year ago. The increase in contractual allowances was due to a greater number of in-network contracts and resulting in-network covered lives. In-network coverage leads to more predictable coverage for patients and generally results in lower out-of-pocket costs for patients.

Gross margins increased to 64% up from 51% for the same period last year as a result of the realization of benefits from infrastructure enhancements, growing test adoption, and disciplined management of the genetic testing business.

Research and development expenses for the six months ended September 30, 2010 remained essentially flat at $20.5 million for the six months ended September 30, 2010 compared to $20.4 million for the same period in 2009.

Sales and marketing expenses decreased $1.3 million, or 31%, to $2.8 million for the six months ended September 30, 2010, down from $4.1 million for the six months ended September 30, 2009. The decrease was largely the result of a reduction in sales force year-over-year.

General and administrative expenses for the six months ended September 30, 2010 were $11.1 million, up $0.6 million when compared to the same period in 2009.

About Clinical Data, Inc.

Clinical Data develops first-in-class and best-in-category therapeutics. The Company is advancing its late-stage drug candidates for central nervous system disorders and cardiovascular diseases, to be followed by promising drug candidates in other major therapeutic areas. Clinical Data combines its drug development and biomarker expertise in an effort to develop products with enhanced efficacy and tolerability to improve patient health and reduce costs. To learn more, please visit the Company's website at www.clda.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information and statements that are intended to be covered by the safe harbor for forward looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as "expect(s)", "feel(s)", "believe(s)", "will", "may", "anticipate(s)" and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about our ability to obtain regulatory approval for, and successfully introduce, vilazodone, Stedivaze and our other therapeutic products; our ability to expand our long-term business opportunities; and all other statements regarding future performance. All such information and statements are subject to certain risks and uncertainties, the effects of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements contained in this press release. These risks and uncertainties include, but are not limited to, whether Stedivaze or any of our other therapeutic products will advance further in the clinical trials process and whether and when, if at all, vilazodone, Stedivaze or any of our other therapeutic products will receive final approval from the U.S. Food and Drug Administration and equivalent foreign regulatory agencies and for which indications; whether vilazodone, Stedivaze or any of our other therapeutic products will be successfully marketed if approved; the extent to which genetic markers are predictive of clinical outcomes and drug efficacy and safety; the strength of our intellectual property rights; competition from pharmaceutical, biotechnology and diagnostics companies; the development of and our ability to take advantage of the market for pharmacogenetic and biomarker products and services; general economic conditions; and those risks identified and discussed by Clinical Data in its filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward looking statements that speak only as of the date hereof. Clinical Data does not undertake any obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in Clinical Data's SEC periodic and interim reports, including but not limited to its Annual Report on Form 10-K for the fiscal year ended March 31, 2010, Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, and Current Reports on Form 8-K filed from time to time by the Company.

Financial Tables to Follow

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenues	$3,422	$3,042	$8,873	$6,737
Cost of revenues	1,309	1,609	3,238	3,278

Gross profit	2,113	1,433	5,635	3,459

Operating expenses:
Research and development	9,652	8,940	20,503	20,422
Sales and marketing	1,307	2,034	2,845	4,118
General and administrative	5,929	5,319	11,113	10,511
Restructuring and lease exiting costs	-	1,783	-	1,783
Avalon acquisition costs	-	-	-	1,978
Total operating expenses	16,888	18,076	34,461	38,812

Operating loss	(14,775)	(16,643)	(28,826)	(35,353)

All other income (expense), net	(1,839)	(2,019)	(1,708)	(3,555)

Loss from continuing operations	(16,614)	(18,662)	(30,534)	(38,908)
Income from discontinued operations	-	-	-	4,837
Net loss	$(16,614)	$(18,662)	$(30,534)	$(34,071)
(Loss) income per basic and diluted share:
Continuing operations	$(0.56)	$(0.79)	$(1.06)	$(1.66)
Discontinued operations	-	-	-	0.20
Net loss	$(0.56)	$(0.79)	$(1.06)	$(1.46)

Weighted average shares: basic and diluted	29,862	23,728	28,678	23,412

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)	September 30, 2010	March 31, 2010

ASSETS
Current Assets:
Cash and cash equivalents	$47,027	$49,245
Accounts receivable, net	2,972	2,851
Prepaid expenses and other current assets	1,543	1,488
Total current assets	51,542	53,584

Property, plant and equipment, net	2,317	2,795
Goodwill & intangible assets, net	41,640	42,514
Other assets, net	61	62
TOTAL ASSETS	$95,560	$98,955

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt and capital leases	$6,258	$6,773
Accounts payable, accrued expenses and other liabilities	12,219	30,615
Total current liabilities	18,477	37,388

Long-term debt and other liabilities	55,149	57,674
TOTAL LIABILITIES	73,626	95,062

Stockholders' equity	21,934	3,893

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$95,560	$98,955

CONTACT:
Clinical Data, Inc.
Theresa McNeely, 617-527-9933 x3373
Vice President, Corporate Communications